Exhibit 99.1

Summit Financial Services Group, Inc., Names Michael Costantini to Lead Recruiting Effort for its Summit Brokerage Subsidiary

BOCA RATON, Fla., May 16, 2008 - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced today that it’s wholly owned subsidiary Summit Brokerage Services, Inc., has named Michael Costantini to lead the Firm’s recruiting effort.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “Given the Firm’s strategic goal of growing through the recruitment of financial advisors, we are pleased to be able to utilize Mike’s extensive industry experience. Furthermore, we believe the current market presents ideal recruiting opportunities since advisors want to join those firms that can best help them grow their practices and maximize the value of their efforts. Summit’s commitment to servicing its advisors, including by providing a full suite of practice development tools, should well position the Company to take advantage of this opportunity.”

Mr. Costantini joins Summit from Dreyfus Investments, where he most recently served as Regional Vice President wholesaling various Dreyfus and Bank of New York Mellon products to Florida based advisors. Prior to joining Dreyfus, Mike was Regional Vice President of Sentinel Financial Services where he spent 14 years of his career.

About Summit

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its registered investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 215 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.